Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Share Incentive Plan of BrainsWay Ltd. of our reports dated April 20, 2026, with respect to the consolidated financial statements of BrainsWay Ltd. and the effectiveness of internal control over financial reporting of BrainsWay Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

A Member of EY Global

April 20, 2026
Tel-Aviv, Israel